Exhibit 99.2

Terayon Demonstrates New Digital Motion Graphics
Overlay Technology for Channel Branding and Advertising
at NAB Show

Patent-Pending Technology Enables Unprecedented Graphics Overlay Capabilities and Seamless Integration into Existing Workflows for SD and HD Digital Programming

Santa Clara, California – April 18, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today announced that it will unveil new Digital Motion Graphics Overlay (DMGO) technology at the National Association of Broadcasters (NAB) show in Las Vegas, April 18-21.

     The patent-pending technology enables broadcasters, programmers and operators to implement high-quality, real-time graphic overlays in their digital services to brand, promote and advertise as they do in their analog programming. The Terayon DMGO technology delivers this capability without requiring any decoding and re-encoding of the underlying digital programming, preserving the native high quality of the digital programming, and significantly reducing operational costs and complexity.

     “The industry’s rapid transition to all digital programming and on-demand services means an evolution and growth in advertising and promotional capabilities is vital, which is precisely why we created DMGO technology,” said Fabrice Quinard, vice president, Terayon digital video solutions. “This patent-pending advance in digital graphics processing and overlay technology builds on the award-winning graphics overlay technology of the current generation BP 5100 platform, which provides our customers like FOX with unprecedented flexibility in managing, branding and localizing their HD and SD digital programming.”

     Terayon’s innovative DMGO technology seamlessly composites standard definition (SD) and high definition (HD) video with the output from character generator (CG) systems that support the industry standard Serial Digital Interface (SDI) video transport format for uncompressed video, and inserts overlays in real time directly into compressed MPEG video streams. DMGO delivers a robust range of digital overlay capabilities for both SD and HD programming, including 2D and 3D graphics, animated ‘snypes,’ text crawls, tickers and L-bars, as well as picture-in-picture and mosaic style composite video overlays – all with smooth transitions and variable transparency. When deployed at the edges of a network, DMGO enables localization and customization of critical branding, promotion and advertising within nationally distributed digital programming to more closely match the demographics and desires of viewers at the local level.

     “Network affiliates and cable system operators increasingly are seeking optimal ways to integrate localized advertising, news, weather and other types of graphics and video into broadcasts,” said Rich Hajdu, vice president, sales and marketing, Chyron. “The combination of Terayon’s Digital Motion Graphics Overlay technology and Chyron’s Duet family and award-winning Lyric graphics application will help local affiliates and operators realize the enormous potential of text and graphics insertion in the MPEG domain.”

     “Customers that depend on Miranda’s Intuition channel branding graphics generator will greatly benefit from the Terayon Digital Motion Graphics Overlay technology by gaining the ability to move real-time animation for digital programming closer to the point of distribution,” said Michel Proulx, senior vice president, product development at Miranda. “By ensuring interoperability with Miranda’s channel branding systems, Terayon has paved the way for easy and efficient integration of its products into the existing digital video infrastructure and workflow of broadcasters.”

     Demonstrations of Terayon’s motion graphics overlay technology will take place at the NAB conference at the Las Vegas Convention Center, Booth # SU11316, April 18-21.

Terayon BP 5100 Family

     The Terayon BP 5100 family of products leverages the company’s core digital video networking technologies and applications available in its CherryPicker™ line of digital video platforms. In deployment worldwide since 1999, the CherryPicker products are a flexible, reliable and cost-effective means for statistical multiplexing, grooming, rate shaping and digital program and ad insertion in cable and satellite environments. The BP 5100 line adds new capabilities specifically designed for broadcasters, including localized HD and SD logo insertion, dynamic program splicing, workflow systems integration and HD/SD multicast. Complementing these capabilities, the BP 5100 provides cost savings, higher reliability and superior picture quality compared with legacy baseband solutions.

About Terayon

     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million

Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com

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Press Contacts:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of Terayon’s digital motion graphics overlay (DMGO) technology, the BP 5100 broadcast platform, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including the 10-K for the year ended Dec. 31, 2004.

Note: Terayon, CherryPicker and the Terayon logo are trademarks of Terayon Communication Systems, Inc. and may be registered in the United States and other countries. All other trademarks are the property of their respective owners.